Exhibit 99.1

Y-mAbs’ DANYELZA® (naxitamab-gqgk) for the Treatment of High-Risk Neuroblastoma approved in China

New York, NY, December 8, 2022 (GLOBE NEWSWIRE) – Y-mAbs Therapeutics, Inc. (the “Company” or “Y-mAbs”) (Nasdaq: YMAB) a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic products for the treatment of cancer, today announced that the National Medical Products Administration (“NMPA”) in China has granted DANYELZA (naxitamab-gqgk) 40mg/10ml conditional approval. DANYELZA will be marketed in China by Y-mAbs’ partner SciClone Pharmaceuticals (Holdings) Limited (“SciClone Pharmaceuticals”).

DANYELZA is a humanized, monoclonal antibody that targets the ganglioside GD2, which is highly expressed in various neuroectoderm-derived tumors and sarcomas. DANYELZA is administered to patients three times in a week in an outpatient setting and the treatment is repeated every four weeks.

DANYELZA is indicated, in combination with granulocyte-macrophage colony-stimulating factor (“GM-CSF”), for the treatment of pediatric patients 1 year of age and older and adult patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow who have demonstrated a partial response, minor response, or stable disease to prior therapy. Continued approval for this indication may be contingent upon verification and description of clinical benefits in a confirmatory trial, Study 201, where no less than 10 patients shall be enrolled in China.

“Today is an important day for children living with refractory/relapsed high-risk neuroblastoma in China. It’s very exciting to see this treatment conditionally approved in such a substantial territory after a solid joint effort by our Chinese partner SciClone Pharmaceuticals and the development team at Y-mAbs,” said Thomas Gad, founder, President and Interim CEO.

Researchers at Memorial Sloan Kettering Cancer Center (“MSK”) developed DANYELZA, which is exclusively licensed by MSK to Y-mAbs. MSK has institutional financial interests related to the compound and Y-mAbs.

About DANYELZA® (naxitamab-gqgk)

DANYELZA® (naxitamab-gqgk) is indicated, in combination with granulocyte-macrophage colony-stimulating factor (“GM-CSF”), for the treatment of pediatric patients 1 year of age and older and adult patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow who have demonstrated a partial response, minor response, or stable disease to prior therapy. This indication was approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefits in a confirmatory trial. DANYELZA® includes a Boxed Warning for serious infusion-related reactions, such as cardiac arrest and anaphylaxis, and neurotoxicity, such as severe neuropathic pain and transverse myelitis. See full Prescribing Information for complete Boxed Warning and other important safety information.

About Y-mAbs

Y-mAbs is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic cancer products. In addition to conventional antibodies, the Company’s technologies include bispecific antibodies generated using the Y-BiClone platform and the SADA platform. The Company’s broad and advanced product pipeline includes one FDA-approved product, DANYELZA® (naxitamab-gqgk), which targets tumors that express GD2, and one product candidate at the registration-stage, OMBLASTYS® (omburtamab), which targets tumors that express B7-H3.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our business model and development, commercialization and product distribution plans; current and future clinical and pre-clinical studies and our research and development programs; expectations related to the timing of the initiation and completion of regulatory submissions; regulatory, marketing and reimbursement approvals; including satisfaction of conditions to approvals; rate and degree of market acceptance and clinical utility as well as pricing and reimbursement levels; retaining and hiring key employees; our commercialization, marketing and manufacturing capabilities and strategy; our intellectual property position and strategy; additional product candidates and technologies; collaborations or strategic partnerships and the potential benefits thereof; expectations related to the use of our cash and cash equivalents, and the need for, timing and amount of any future financing transaction; our financial performance, including our estimates regarding revenues, expenses, capital expenditure requirements and expectations with respect to milestone payments; developments relating to our competitors and our industry; and other statements that are not historical facts. Words such as ’‘anticipate,’’ ’‘believe,’’ “contemplate,” ’‘continue,’’ ’‘could,’’ ’‘estimate,’’ ’‘expect,’’ “hope,” ’‘intend,’’ ’‘may,’’ ’‘might,’’ ’‘plan,’’ ’‘potential,’’ ’‘predict,’’ ’‘project,’’ ’’should,’’ ’‘target,’’ “will”, ’‘would’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our product candidates and related technologies are novel approaches to cancer treatment that present significant challenges. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including but not limited to: risks associated with our financial condition and need for additional capital; risks associated with our development work; cost and success of our product development activities and clinical trials; the risks of delay in the timing of our regulatory submissions or failure to receive approval of our drug candidates; the risks related to commercializing any approved pharmaceutical product including the rate and degree of market acceptance of our product candidates; development of our sales and marketing capabilities and risks associated with failure to obtain sufficient reimbursement for our products; the risks related to our dependence on third parties including for conduct of clinical testing and product manufacture; our inability to enter into partnerships; the risks related to government regulation; risks related to market approval, risks associated with protection of our intellectual property rights; risks related to employee matters and managing growth; risks related to our common stock, risks associated with the COVID-19 pandemic; risks associated with the conflict between Russia and Ukraine and sanctions related thereto; including inflation and uncertain global credit and capital markets; and other risks and uncertainties affecting the Company including those described in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2022, June 30, 2022, September 30, 2022 and in our other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

DANYELZA®, OMBLASTYS® and Y-mAbs® are registered trademarks of Y-mAbs Therapeutics, Inc.

Contact:

Y-mAbs Therapeutics, Inc.

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New York, NY 10169

USA

+1 646 885 8505

E-mail: info@ymabs.com